Exhibit 3.3

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTERPRISE ACQUISITION CORP.

Pursuant to Section 245 of the

Delaware General Corporation Law

ENTERPRISE ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.         The name of the Corporation is "Enterprise Acquisition Corp.”

2.         The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 6, 2007.

3.         This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.         This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5.         The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:            The name of the corporation is Enterprise Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).

SECOND:       The registered office of the Corporation is to be located at the Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at that address is the Corporation Trust Company.

THIRD:          The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:       The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A.        Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.        Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:           The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Mark Y. Liu	Akerman Senterfitt
One SE Third Avenue
Suite 2800
Miami, Florida 33131

SIXTH:           The Corporation’s existence shall terminate on _________, 2009 (the “Termination Date”). This provision may only be amended in connection with, and any such amendment become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this Article shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Seventh (A) below.

SEVENTH:    The following provisions (A) through (H) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business or businesses (“Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the Corporation’s net assets at the time of such acquisition and resulting in ownership by the Corporation of a controlling interest in the Target Business or Businesses (at least 50% of the voting securities of the Target Business or Businesses). If the Corporation acquires only a controlling interest in a Target Business or Businesses, the portion of such Target Business that the Corporation acquires must have a fair market value equal to at least 80% of the Corporation’s net assets. Any acquisition of multiple Target Businesses shall occur simultaneously.

The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

“Fair market value” for purposes of this Article Seventh shall be determined by the Board of Directors of the Corporation based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings and cash flow and/or book value). If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Businesses have a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. The Corporation is not be required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if the Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

“IPO Shares” shall mean the shares of Common Stock issued in the IPO.

The “Trust Fund” shall mean the trust account established by the Corporation in connection with the consummation of its IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO.

A.        Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the IPO Shares present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business

Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares vote against the Business Combination and exercise their conversion rights described in paragraph C below.

B.           Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Fund $247,575,000 (or $283,706,250 if the underwriters' over-allotment option is exercised in full) comprising (i) $240,075,000 of the net proceeds of the IPO, including $8,375,000 of deferred underwriting discounts and commissions (or $276,206,250 if the underwriters' over-allotment option is exercised in full, including $9,631,250 of deferred underwriting discounts and commissions) and (ii) $7,500,000 of the proceeds from the Corporation's sale of 7,500,000 warrants to its founding stockholder, Staton Bell Blank Check LLC.

C.        In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding IPO Shares who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund, inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares.

D.        In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E.        A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event such holder demands conversion of its shares in accordance with paragraph C above. In no other circumstances shall a holder of shares of Common Stock have any right or interest of any kind in or to the Trust Fund.

F.        Unless and until the Corporation has consummated a Business Combination as permitted under this Article Seventh, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise. The Corporation will not enter into a Business Combination with a Target Business that is affiliated with any of the Corporation’s officers, directors or stockholders, unless the Corporation obtains an opinion from an unaffiliated, independent investment banking firm that the Business Combination is fair to the Corporation’s unaffiliated stockholders from a financial point of view.

G.        The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Fund except (i) for the release of interest income to cover any tax obligation owed by the Corporation, (ii) for the release of interest income of up to $2,450,000 to the Corporation to cover expenses related to investigating and selecting a Target Business and the Corporation’s other working capital requirements, (iii) in connection with a Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation's liquidation or (v) as otherwise set forth herein.

H.        In no event will any of the Corporation’s officers, directors, stockholders or special advisors, or any entity with which they are affiliated, be paid, from the Corporation or a Target Business, any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a Business Combination (regardless of the type of transaction that it is); provided that the Corporation's officers and directors and its and their affiliates shall be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on the Corporation’s behalf, such as identifying and investigating possible Target Businesses and Business Combinations. Payments of an aggregate of $7,500 per month for office space and related services to Bell & Staton, Inc. shall not be subject to the provisions of this paragraph H.

EIGHTH:        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.        Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.        The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.        The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.        In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

E.        The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

NINTH:          A.        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.        The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH:         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Tenth is subject to the requirements set forth in Article Seventh, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Seventh.

ELEVENTH:         The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Daniel C. Staton, its Chief Executive Officer, as of the _____ day of ______________, 2007.

_________________________________________
Daniel C. Staton, Chief Executive Officer